NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Bernard H. Clineburg,

Tysons Corner, Virginia

Chairman, President & CEO (703) 584-3400

April 15, 2004

CARDINAL FINANCIAL CORPORATION REPORTS

FIRST QUARTER 2004 RESULTS

Cardinal Financial Corporation (NASDAQ: CFNL-Common) (the “Company”), parent company of Cardinal Bank, N.A., located in Tysons Corner, Virginia, today announced earnings for the first quarter of 2004.  First quarter net income increased by 96% to $719 thousand, or $0.04 per diluted share, compared to $366 thousand, or $0.04 per diluted share, for the same period in 2003.  Weighted average fully diluted shares outstanding were 17.9 million and 10.2 million for the quarters ended March 31, 2004 and March 31, 2003, respectively.  These results reflect an income tax provision of $362 thousand for the first quarter of 2004 compared to no tax provision for the same period in 2003.  The 2003 results were not subject to a tax provision because of available net operating loss carryforwards.

On March 29, 2004, the Company’s preferred stock automatically converted to common stock.  As a result of the stock conversion, net income to common shareholders for the first quarter of 2004 did not include expenses related to preferred stock dividends.  Expenses for preferred dividends totaled $124 thousand for the first quarter of 2003.

Bernard Clineburg, Chairman and CEO, said, “The conversion of our preferred stock marks another milestone of success for the company.  Not only did the conversion improve our book value per share by ten cents per share but it will save the Company approximately $490 thousand per year in dividends, which will be used to further support our growth strategy.”

The Company continues to achieve profitability through growth in the Company’s earning assets and a stable net interest margin of 3.00%, which is unchanged from the year ended December 31, 2003. The Company opened a 12th bank office in Herndon during February 2004.  Since March 31, 2003, the Company has opened four bank offices, which accounted for the increase in non-interest expense during the first quarter of 2004 when compared to the same quarter of 2003.

At March 31, 2004, total assets had increased by $57.3 million or 9.0% to $693.5 million, compared to $636.2 million at December 31, 2003.  Loans receivable, net of fees, were $335.2 million at March 31, 2004, compared to $336.0 million at December 31, 2003, a decrease of $800 thousand, or 0.02%.  Investment securities increased $48.5 million, or 17.7%, to $322.1 million at March 31, 2004, compared to $273.6 million at December 31, 2003.  Total deposits increased by $51.8 million or 10.9% to $525.9 million at March 31, 2004, compared to $474.1 million at December 31, 2003.   Other borrowed funds were $71.8 million at March 31, 2004, compared to $74.5 million at December 31, 2003, a decrease of $2.7 million, or 3.6%.

Shareholders’ equity improved to $93.3 million at March 31, 2004, compared to $85.4 million at December 31, 2003. The increase of $7.9 million from the prior year was primarily driven by the underwriters’ exercise in January 2004 of their over allotment option from the secondary offering in December 2003.  The over allotment exercise resulted in the issuance of an additional 945,000 shares of the Company’s common stock and the receipt of $6.3 million in total capital.  Net income of $719 thousand for the quarter ended March 31, 2004 also added to the increase in shareholders’ equity for the period.  In addition, the Company had a favorable market value adjustment of $817 thousand on investment securities available-for-sale as of March 31, 2004.  Book value per common share at March 31, 2004 was $5.08, compared to $4.80 at December 31, 2003.  Regulatory capital ratios for the Company at March 31, 2004 remained well above regulatory requirements.

Net interest income increased to $4.8 million for the first quarter of 2004, compared to $3.5 million for the first quarter of 2003, an increase of $1.3 million, or 39.7%.  The increase is primarily attributable to the increase in the average volume of loans and investment securities during the first quarter of 2004 compared to the same period of 2003.  The increases in average loans and investment securities were funded through increases in total deposits, other borrowed funds and shareholders’ equity.   For the three months ended March 31, 2004, the Company’s net interest margin was 3.00%, compared to 3.11% during the first quarter of 2003.  The historically low interest rate environment we have experienced in recent periods continues to affect the Company’s margins; however, the results from increases in the volume of earning assets has more than offset the decreases in rates.

The provision for loan loss expense was $74 thousand for the quarter ended March 31, 2004, compared to $80 thousand for the same period of 2003.  For the quarter ended March 31, 2004, the Company continued to experience strong loan quality, with annualized net charge-offs to average loans receivable of 0.08% compared to 0.03% for the same period of 2003.  The Company’s allowance to total loans ratio was 1.30% at March 31, 2004 compared to 1.29% at December 31, 2003.

Non-interest income decreased slightly to $877 thousand in the first quarter of 2004 from $976 thousand in the same quarter of 2003, due mostly to decreased gains on the sale of securities.  Excluding the realized gains on the sale of investment securities of $241 thousand and $493 thousand for the first quarters of 2004 and 2003, respectively, non-interest income would have increased $153 thousand to $636 thousand for the first quarter of 2004 compared to $483 thousand for the first quarter of 2003.  The Company experienced increases in service charges on deposit accounts, investment fee income and loan service charges.

Non-interest expense increased to $4.6 million for the first quarter of 2004 from $3.9 million for the same period in 2003.  The increases in non-interest expense were a result of the Company’s bank office expansion during the past 12 months.  Increases in salaries and benefits expense, occupancy, advertising and marketing and professional fees were associated with this expansion and the strong asset growth that has occurred over the past 12 months.

Bernard Clineburg, Chairman and CEO, said, “We expect our branch expansion pace to quicken for the balance of 2004.  We have received regulatory approval to open a new branch adjacent to George Mason University in Fairfax, which we expect to open in June.  We have been successful in securing contracts to purchase four additional full-service branch offices in prime locations and are in lease negotiations for up to three more.  The additional branch offices we have under contract will expand our footprint to the rapidly growing markets of Stafford County and Fredericksburg and will strengthen our presence in Loudoun County.  We now expect to open up to seven new branch offices in 2004, with an additional three or four opening in 2005.  Our goal is to expand our footprint in the Northern Virginia market to over 20 branches within the next year.”

This press release contains “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with respect to matters such as financial performance and branch expansion.  Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company.  Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements.  For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 and other filings with the Securities and Exchange Commission.

To learn more about Cardinal Financial Corporation and its subsidiaries, please log on to www.cardinalbank.com or call 703/ 584-3400.

Cardinal Financial Corporation and Subsidiaries
Summary Statements of Condition
March 31, 2004 and December 31, 2003
(Dollars in thousands)

	(Unaudited)
	March 31, 2004	December 31, 2003	% Change
Cash and due from banks	$ 10,350	$ 9,555	8.3%
Federal funds sold	11,381	3,528	222.6%

Investment securities - available-for-sale	167,981	130,762	28.5%
Investment securities - held-to-maturity	154,140	142,852	7.9%
Total investment securities	322,121	273,614	17.7%

Other investments	3,986	3,517	13.3%

Loans receivable, net of fees	335,164	336,002	-0.2%
Allowance for loan losses	(4,347)	(4,344)	0.1%
Loans receivable, net	330,817	331,658	-0.3%

Premises and equipment, net	7,107	6,707	6.0%
Other assets	7,689	7,669	0.3%

TOTAL ASSETS	$ 693,451	$ 636,248	9.0%

Non-interest bearing deposits	$ 81,466	$ 70,998	14.7%
Interest bearing deposits	444,465	403,131	10.3%
Total deposits	525,931	474,129	10.9%

Other borrowed funds	71,758	74,457	-3.6%

Other liabilities	2,422	2,250	7.6%

Shareholders' equity	93,340	85,412	9.3%

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$ 693,451	$ 636,248	9.0%

Cardinal Financial Corporation and Subsidiaries
Summary Statements of Operations
Three Months Ended March 31, 2004 and 2003
(Dollars in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended
	March 31,
	2004	2003	% Change
Net interest income	$ 4,833	$ 3,459	39.7%
Provision for loan losses	(74)	(80)	-7.5%
Non-interest income	877	976	-10.1%

Net interest income & non-interest income	5,636	4,355	29.4%

Salaries & benefits	2,140	1,649	29.8%
Occupancy	496	480	3.3%
Depreciation	310	96	58.2%
Data processing	195	04	-4.4%
Telecommunications	103	73	41.1%
Other operating expense	1,311	1,263	3.8%
Total non-interest expense	4,555	3,865	17.9%

Net income before income taxes	1,081	490	120.6%
Provision for income taxes	36	-	100.0%
NET INCOME	$ 719	$ 490	46.7%

Dividends to preferred shareholders	$ -	$ 124	100.0%

NET INCOME TO COMMON SHAREHOLDERS	$ 719	$ 366	96.4%

Earnings per common share, basic	$ 0.04	$ 0.04	0.0%
Earnings per common share, diluted	$ 0.04	$ 0.04	0.0%
Weighted-average common shares outstanding - basic	17,460,989	10,046,065	73.8%
Weighted-average common shares outstanding - diluted	17,884,580	10,170,827	75.8%

Cardinal Financial Corporation and Subsidiaries
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
Three Months Ended March 31, 2004 and 2003
(Dollars in thousands)

	For the Three Months Ended
	March 31, 2004		March 31, 2003
	Average Balance	Average Yield	Average Balance	Average Yield
Interest-earning assets:
Loans receivable, net of fees	$ 336,785	5.62%	$ 249,975	6.45%
Investment securities - available-for-sale	141,839	3.58%	180,044	3.73%
Investment securities - held-to-maturity	150,016	3.60%	-	0.00%
Other investments	3,634	4.18%	1,853	5.18%
Federal funds sold	12,146	0.91%	13,503	1.16%
Total interest-earning assets	644,420	4.60%	445,375	5.18%

Non-interest earning assets:
Cash and due from banks	10,256		14,720
Premises and equipment, net	6,833		5,007
Accrued interest and other assets	7,523		5,113
Allowance for loan losses	(4,408)		(3,397)

TOTAL ASSETS	$ 664,624		$ 466,818

Interest-bearing liabilities:
Interest-bearing deposits	$ 424,746	2.16%	$ 342,953	2.61%
Other borrowed funds	73,545	1.63%	14,957	1.95%
Total interest-bearing liabilities	498,291	2.08%	357,910	2.59%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	72,399		66,638
Other liabilities	2,204		1,588
Shareholders' equity	91,730		40,682

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$ 664,624	3.00%	$ 466,818	3.11%

Cardinal Financial Corporation and Subsidiaries
Selected Financial Information
(In thousands, except per share data and ratios)
(Unaudited)

	For the Three Months Ended
	March 31,
	2004	2003
Results of Operations
Interest income	$ 7,415	$ 5,772
Interest expense	2,582	2,313
Net interest income	4,833	3,459
Provision for loan losses	74	80
Net interest income after provision for loan losses	4,759	3,379
Non-interest income	877	976
Non-interest expense	4,555	3,865
Net income before income taxes	1,081	490
Provision for income taxes	362	-
Net income	719	490
Dividends to preferred shareholders	-	124
Net income to common shareholders	$ 719	$ 366

Balance Sheet Data:	March 31, 2004	December 31, 2003
Total assets	$ 693,451	$ 636,248
Loans receivable, net of fees	335,164	336,002
Allowance for loan losses	(4,347)	(4,344)
Total investment securities	322,121	273,614
Total deposits	525,931	474,129
Other borrowed funds	71,758	74,457
Total shareholders' equity	93,340	85,412
Preferred shares outstanding	-	1,365
Common shares outstanding	18,371	16,377

Selected Average Balances	March 31, 2004	March 31, 2003
Total assets	$ 664,624	$ 466,818
Loans receivable, net of fees	336,785	249,975
Allowance for loan losses	(4,408)	(3,397)
Total investment securities	291,855	180,044
Earning assets	644,420	445,375
Total deposits	497,145	409,591
Other borrowed funds	73,545	14,957
Total shareholders' equity	91,730	40,682
Weighted Average:
Common shares outstanding - basic	17,461	10,046
Common shares outstanding - diluted	17,885	10,171

Per Common Share Data:
Basic net income	$ 0.04	$ 0.04
Fully diluted net income	0.04	0.04
Book value	5.08	3.24
Tangible book value	5.08	3.18

Performance Ratios:
Return on average assets	0.43%	0.42%
Return on average equity	3.14%	4.81%
Net interest margin	3.00%	3.11%
Efficiency ratio	79.77%	87.15%
Non-interest income to average assets	0.53%	0.84%
Non-interest expense to average assets	2.74%	3.31%

Asset Quality Data:
Annualized net charge-offs to average loans receivable, net of fees	0.08%	0.03%
Non-performing loans to loans receivable, net of fees	0.07%	0.33%
Non-performing loans to total assets	0.03%	0.17%
Allowance for loan losses to loans receivable, net of fees	1.30%	1.36%
Allowance for loan losses to nonperforming loans	1834.2%	410.90%

Capital Ratios:
Tier 1 risk-based capital	19.91%	12.20%
Total risk-based capital	20.84%	13.30%
Leverage capital ratio	14.65%	8.90%